Exhibit 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) is entered into as of October 30, 2013, by and among 5v Inc., a Delaware corporation (hereinafter referred to as “5V DE”),, and 5-V Holdings Limited, a British Virgin Islands company (hereinafter referred to as “5V BVI”) and the shareholders of 5V BVI  (the “5V BVI  Shareholders”).  The parties to this Agreement are sometimes referred to herein individually as the “Party” and collectively as the “Parties.”

WHEREAS, 5V BVI owns 100% of the issued and outstanding capital stock of 5V Group Limited (the “5V HK”), a Hong Kong limited liability company and Shanghai BNC Biotechnology Co., Ltd. (“WFOE”), a wholly foreign owned enterprise incorporated under the laws of the People’s Republic of China (“PRC”).

WHEREAS, 5V DE agrees to acquire 100% of the issued and outstanding shares of 5V BVI (“5V BVI Shares”) from the 5V BVI Shareholders in exchange for the issuance of 92,500,000 newly issued sharess of 5V DE (the “5V DE Shares”). The transaction pursuant to this Agreement is hereby referred to as the Exchange. The 5V BVI Shareholders agree to exchange their shares of 5V BVI on the terms described herein. On the Closing Date (as identified below), 5V BVI will become a wholly-owned subsidiary of 5V DE;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES

Each Party hereby represents and warrants to the other parties as follows:

Section 1.01   Organization.  Each Party hereto is either a natural person or is an entity duly organized, validly existing and (for entities other than trusts) is in good standing under the laws of the state of its formation.

Section 1.02   Authority.  Each Party has all requisite power and authority to execute, deliver and perform this Agreement and any other agreements, certificates and instruments to be executed by such Party in connection with this Agreement or pursuant to the Exchange (the “Ancillary Documents”).  The execution, delivery and performance by of this Agreement and the Ancillary Documents has been duly authorized by all necessary action on the part of each Party.  This Agreement and the Ancillary Documents have been duly executed and delivered by each Party and constitute the legal, valid and binding agreements of such Party, enforceable against in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar law affecting the enforcement of creditors’ rights generally and subject to general principals of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 1.03   Ownership of Shares.  Each of the 5V BVI Shareholders owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to 5V DE pursuant to this Agreement, his/her shares free and clear of any and all liens, claims or other encumbrances (the “Liens”).  There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which 5V DE or 5V BVI is a party or by which Party or the Party’s Shares are bound with respect to the issuance, sale, transfer, voting or registration of the Party’s Shares.  At the Closing, the other Party will acquire good, valid and marketable title to the Party’s Shares free and clear of any and all Liens.

Section 1.04   5V DE Shares. The 5V DE Shares have been duly authorized by all necessary action, and when issued at Closing, shall be validly issued, fully paid and non-assessable and free and clear of all Liens

Section 1.05   Investment Purposes. The 5V BVI Shareholders are acquiring the 5V DE Shares solely for investment purposes, for the 5V BVI Shareholders’ own account and not for the account or benefit of any other person, and not with a view towards the distribution or dissemination thereof and the 5V BVI Shareholders have no present arrangement to sell the interest in the 5V DE Shares to or through any person or entity. The 5V BVI Shareholders did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 under the Securities Act.

Section 1.06   5V BVI’s Subsidiaries. 5V BVI owns, of record and beneficially, and has good, valid and indefeasible title to the issued and outstanding equity interest of 5V HK and indirectly owns the 100% equity interest of WFOE free and clear of any and all Liens

Section 1.07   Restrictions on Transfer; Shell Company. 5V BVI Shareholders understand the 5V DE Shares are being offered in a transaction not involving a public offering within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  Subscriber understands the 5V DE Shares will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and 5V BVI Shareholders understands that the certificates representing the 5V DE Shares will contain a legend in respect of such restrictions. If in the future the 5V BVI Shareholders decide to offer, resell, pledge or otherwise transfer the 5V DE Shares, such 5V DE Shares may be offered, resold, pledged or otherwise transferred only pursuant to: (i) registration under the Securities Act, or (ii) an available exemption from registration. Each of the 5V BVI Shareholders agree that if any transfer of the 5V DE Shares or any interest therein is proposed to be made, as a condition precedent to any such transfer, 5V BVI Shareholders may be required to deliver to 5V DE an opinion of counsel satisfactory to the 5V DE. Absent registration or an exemption, the 5V BVI Shareholders agree not to resell the 5V DE Shares. 5V BVI Shareholders further acknowledge that because 5V DE is a shell company, Rule 144 may not be available to the 5V BVI Shareholders for the resale of the 5V DE Shares until one year following consummation of the initial business combination of 5V DE, despite technical compliance with the requirements of Rule 144 and the release or waiver of any contractual transfer restrictions.

Section 1.08   SEC Disclosure.  5V DE has filed all reports, forms and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”).   As of its respective filing date, each 5V DE SEC disclosure documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder applicable to such 5V DE SEC disclosure document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not

Section 1.09   No Undisclosed Liabilities.  There are no liabilities of 5V DE or 5V BIV of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately reflected or reserved in the financial statements of 5V DE or 5V BVI; and (ii) liabilities under this Agreement.

Section 1.10   Litigation.  There is no pending proceeding against any Party that involves the Party’s Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of Party, no such proceeding has been threatened.

Section 1.11   No Brokers or Finders.  No person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Party for any commission, fee or other compensation as a finder or broker.

Section 1.12   No Conflict With Other Instruments.  The execution of this Agreement and the Ancillary Documents and the consummation of the Exchange will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which a Party is a party.

Section 1.13   Indemnification.  Each Party hereby agrees to indemnify each other Party and each of their respective officers, attorneys, agents and directors as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (as used in this paragraph alone, a “Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and the consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing Date.

ARTICLE II
PLAN OF EXCHANGE AND RELATED AGREEMENTS

Section 2.01   The Exchange

(a) On the terms set forth in this Agreement, at Closing (as defined herein), each 5V BVI Shareholder shall be deemed the beneficial and record owner of the number of shares of 5V DE common stock set opposite each 5V BVI’s Shareholder’s name as set forth on Exhibit A attached hereto, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description (“Exchange Shares”). Certificates representing the Exchange Shares shall be delivered to the 5V BVI Shareholders within ten (10) days from the Closing.

(b) On the terms set forth in this Agreement, at Closing, each 5V BVI Shareholder shall deliver to 5V DE, the number of ordinary shares of 5V BVI set forth opposite each 5V BVI Shareholder’s name as set forth on Exhibit A, together with stock powers in favor of 5V DE (“5V BVI Shares”), free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description.

(c) Upon consummation of the transactions contemplated herein, all of the issued and outstanding 5V BVI shares shall be owned by 5V DE.

Section 2.02   The Closing.  The closing (the “Closing”) of the Exchange will occur at the offices of Ellenoff Grossman & Schole LLP, located at 150 East 42nd Street, New York, New York 10017 on a date mutually agreed by the Parties (the “Closing Date”).  The Closing may be undertaken remotely by delivery of facsimile, email or .pdf signatures of all documents required to consummate the Exchange.  On the Closing Date, the Company shall issue the Exchange Shares to the 5V BVI Shareholders.

Section 2.03   Closing Events.  On the Closing Date, the Parties shall execute, acknowledge and deliver (or shall, as the case may be, cause the applicable Parties to execute, acknowledge and deliver), any and all certificates, opinions, financial statements, schedules, agreements, releases, resolutions, rulings or other instruments required by this Agreement to be so delivered on or prior to the Closing Date, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to fully effectuate or evidence the transactions contemplated hereby.

ARTICLE III
MISCELLANEOUS

Section 3.01   Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the State of New York, without regards to conflicts of laws principals.  The Federal and State Courts of New York in the County of New York shall serve as the exclusive venue for any case or controversy arising out of this Agreement or the Exchange.

Section 3.02   Notices.  Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to 5V DE.:	7th Floor, Tower B, Four Points Sheraton Hotel Futian, Shenzhen, China Attn: Jun Jiang
With copies to:	Ellenoff Grossman & Schole LLP 150 East 42nd Street, 11th Floor New York, New York 10017 Attn: Barry Grossman, Esq. Fax: (212) 370-7889
If to 5V BVI:	Suite A-1006 Fortune Plaza, E. 3rd Central Road, Chaoyang Dist, Beijing PRC Attn: Jun Jiang

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier and (iii) upon dispatch, if transmitted by facsimile or telecopy and receipt is confirmed by telephone.

Section 3.03   Recitals.  The Parties agree that the recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

Section 3.04   Expenses.  Each Party shall bear its own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or the Exchange.

Section 3.05   Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date for a period of one (1) year.

Section 3.06   Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.  In the event that any counterpart signature is delivered by facsimile or other electronic transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or other electronic signature page were an original thereof.

Section 3.07   Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  This Agreement may only be amended by a writing signed by all Parties hereto.

Section 3.08   Best Efforts.  Subject to the terms and conditions herein provided, each Party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Exchange shall be consummated as soon as practicable.  Each Party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the Exchange.

Section 3.09   Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Parties will be entitled to specific performance of their respective obligations hereunder.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Section 3.10   Construction.  The Parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of Agreements or any amendments hereto or the transactions contemplated hereby.

Section 3.11   Entire Agreement.  This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

[Signature Page Follows]

[Signature Page]

IN WITNESS WHEREOF, the Parties have executed or caused this Share Exchange Agreement to be executed as of the date first-above written.

5V Inc.

By:	/s/ Jiang Jun
Name: JIANG Jun
Title: Director

5-V Holdings Limited

By:	/s/ Jiang Jun
Name: JIANG Jun
Title: Director

Shareholders of 5-V Holdings Limited:

By:	/s/ Jiang Jun
JIANG Jun

By:	/s/ Lu Jingquan
LU Jingquan

By:	/s/ Wu Xiaohui
WU Xiaohui

By:	/s/ Hui Hai Wei Jade
Hui Hai Wei Jade

By:	/s/ Zhao Zhenghong
ZHAO Zhenghong

By:	/s/ Tong Hui
TONG Hui

By:	/s/ Wang Yuhua
WANG Yuhua

By:	/s/ Dai Shuhua
DAI Shuhua

By:	/s/ Wang Rui
WANG Rui

By:	/s/ Yu Jie
YU Jie

By:	/s/ Qiao Dongchu
QIAO Dongchu

By:	/s/ Qiu Ningfang
QIU Ningfang

By:	/s/ Wang Guoming
WANG Guoming

By:	/s/ Xu Wenrong
XU Wenrong

By:	/s/ Wu Xue
WU Xue

By:	/s/ Li Yivi
LI Yiyi

By:	/s/ Liu Xianling
LIU Xianling

By:	/s/ Huang Zuping
HUANG Zuping

By:	/s/ Qian Minghua
QIAN Minghua

By:	/s/ Wang Xuejun
WANG Xuejun

By:	/s/ Sun Huifang
SUN Huifang

By:	/s/ Wang Xiping
WANG Xiping

By:	/s/ Chen Yanyou
CHEN Yanyou

By:	/s/ Shi Jufang
SHI Jufang

By:	/s/ Zhang Fangli
ZHANG Fangli

By:	/s/ Wu Hong
WU Hong

By:	/s/ Zhu Fu
ZHU Fu

Exhibit A

5V BVI Shareholders

Name Of Shareholder	Address	Shares of 5V BVI Owned	Percentage of 5V BVI Shares Ownership Prior to the Exchange	Shares of 5V DE to be Received Upon Exchange	Percentage of 5V DE Share Ownership After the Exchange
JIANG Jun	No. 111-1 552 Nu River street, Huanggu District, Shenyang city, Liaoning province, China	17,970.75	38.8557%	35,941,500	43.4415%
LU Jing Quan	No. 3 District Textile Road, Xuzhou City, Jiangsu province, China	10,000	21.6216%	20,000,000	20.0000%
WU Xiao Hui	Room 302, Unit 2, No. 5, F Zone, Shi Hua Shui An, No. 66 Garden, Shi Liu Zhuang Nan Li, Fengtai District, Beijing, China	2475	5.3514%	4,950,000	4.9500%
Hui Hai Wei Jade	203 Whiting Street,UnitA,El Segundo,CA 90245	2475	5.3514%	4,950,000	4.9500%
ZHAO Zhenghong	Room 301, No. 6 Building, Yaoxiangshi Street, Shangcheng District, Hangzhou, China	525	1.1351%	1,050,000	1.0500%
TONG Hui	Room 1,Unit 4,5th Building,No.149-3 Wencui Road, Dongling District,Shenyang City,Liaoning Province, China	350	0.7568%	700,000	0.7000%
WANG Yu Hua	No.13-2, East Minsheng Road, Tiedong District,Anshan City,Liaoning Prov,China	2972.8	6.4277%	5,945,600	5.9456%
DAI Shu Hua	Room 1103,4th Building,No.1 Fengling, Qingxiu District, Nanning City, Guangxi Province, China	477.95	1.0334%	955,900	0.9559%
WANG Rui	Room 301,Unit 2,1th Building, No.2 Xiaonan Street, Akesu City,Xinjiang Province, China	973.65	2.1052%	1,947,300	1.9473%
YU Jie	No.15-2,Dabang Garden,No.59 Xumuyuan Street, Baixia District, Nanjing City, Jiangsu Province, China	202.25	0.4373%	404,500	0.4045%

Name Of Shareholder	Address	Shares of 5V BVI Owned	Percentage of 5V BVI Shares Ownership Prior to the Exchange	Shares of 5V DE to be Received Upon Exchange	Percentage of 5V DE Share Ownership After the Exchange
QIAO Dong Chu	Room 803,Tingsong Building, No.6 North Wuqing Road, Tianning District, Changzhou City, Jiangsu Province, China	201.05	0.4347%	402,100	0.4021%
QIU Ning Fang	No.102,37th Building,No.6 Xinhua Village, Industrial Development Zone, Along the river, Nanjing City, Jiangsu Province, China	236.5	0.5114%	473,000	0.4730%
WANG Guo Ming	Room 105,4th Building, Kaixuan Granden, No.66 Shutang Road, Fuhou City, Fujian Province, China	194.15	0.4198%	388,300	0.3883%
XU Wen Rong	Room 604,3th Building, Liuzhou Village, South Yuechen District, Shaoxing City, ZeJiang Province, China	226.85	0.4905%	453,700	0.4537%
WU Xue	No.11,F14,1st Building, West Tuofanying, Chaoyang District, Beijing City, China	2633.6	5.6943%	5,267,200	5.2672%
LI Yi Yi	Room 202,Unit 3,26th Building, No.1 Yard,Sanqi Granden, West Haidian,Beijing City,China	295.7	0.6394%	591,400	0.5914%
LIU Xian Ling	Room 322, No.13 Fuwai Da Street, Xicheng District, Beijing City, China	267.35	0.5781%	534,700	0.5347%
HUANG Zu Ping	Room 502,Unit 2,14th Building,No.3 Yard, Jiajia Garden, Guangcai Road, Fengtai District, Beijing City, China	266.8	0.5769%	533,600	0.5336%
QIAN Ming Hua	Room 2,Unit 1,6th Building, Jinshatan Jiayuan, Haigang District, Qinhuangdao City, Hebei Province, China	253.2	0.5475%	506,400	0.5064%
WANG Xue Jun	No.68,Unit 5,13th Building, Fanyuanli, Chaoyang District, Beijing City, China	226	0.4886%	452,000	0.4520%
SUN Hui Fang	Room 2,F10,North Unit 1, No.59 Changjiang Street, Huanggu District, Shenyang City, Liaoning Province, China	1041.9	2.2528%	2,083,800	2.0838%

Name Of Shareholder	Address	Shares of 5V BVI Owned	Percentage of 5V BVI Shares Ownership Prior to the Exchange	Shares of 5V DE to be Received Upon Exchange	Percentage of 5V DE Share Ownership After the Exchange
WANG Xi Ping	No.48,7th Building,No.71 Yard, Weilai Road, Jinshui District Zhengzhou City, Henan Province, China	413.5	0.8941%	827,000	0.8270%
CHEN Yan You	Room 1602,Unit 2,4th Building, Binhu city Granden, Xuzhou City, Jiangsu Province, China	194	0.4195%	388,000	0.3880%
SHI Ju Fang	Room 303,Unit 2,7th Building,No.66 Hehua Road, Furong District, Changsha City, Hunan Province, China	243.1	0.5256%	486,200	0.4862%
ZHANG Fang Li	Room C,F15,Ganghuihaoting, No.28 Zahua Road, Hong Kong, China	404	0.8735%	808,000	0.8080%
WU Hong	Room 15B, Luzhixuan, No.2 Guodu Golf Granden, No.8 Xinsha Road, Futian District, Shenzhen City Guangdong Province, China	72.8	0.1574%	145,600	0.1456%
ZHU Fu	Room 15B11,Jueshi Building, No.4018 JiaBin Road, Luohu District, Shenzhen City, Guangdong Province, China	657.1	1.4208%	1,314,200	1.3142%
Total		46,250	100%	92,500,000	100%